7831NY 1 Jackson National Life Insurance Company of New York® WAIVER OF WITHDRAWAL CHARGE FOR EXTENDED CARE Thank you for choosing Jackson National Life Insurance Company of New York, also referred to as "the Company." This endorsement is made a part of the Contract on the Issue Date. Certain provisions of Your Contract are revised as described below. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control. The provisions of Your Contract remain in effect except where modified by this endorsement. Capitalized terms that are not otherwise defined in this endorsement are defined in Your Contract. The Contract is revised as follows: 1) The following language is added to the ANNUITANT provision of the GENERAL PROVISIONS of the Contract: "When the Owner is a legal entity, the Annuitant(s) shall be entitled to the benefits of the Waiver of Withdrawal Charge for Extended Care provisions." 2) The following language is added to the WITHDRAWAL PROVISIONS of the Contract: "WAIVER OF WITHDRAWAL CHARGE FOR EXTENDED CARE. If You are not confined in a Nursing Home or Hospital on the Issue Date shown on the Contract Data Pages and are later confined as an inpatient in a Nursing Home or Hospital for at least ninety (90) consecutive days, subject to compliance with the Claim Requirements described below, the Company will waive the Withdrawal Charge on each amount You withdraw from the Contract up to the Contract Value. Upon Your compliance with the Claim Requirements described below, You will be eligible for this waiver on or after the first Contract Anniversary. All Contract values will be reduced proportionately for the amount withdrawn. This benefit may be exercised multiple times, up to the Contract Value, however the Claim Requirements must be met each time a waiver of Withdrawal Charges is requested. The Company will allocate the withdrawal amount to each Contract Option according to the method described in the Withdrawal Provisions. The Company will determine values at the end of the Business Day on which the Company receives all Claim Requirements in Good Order at the Company's Customer Care Center. Withdrawals under this provision may reduce Remaining Premium. The availability of access to guarantees or values is not intended to provide long-term care or nursing home insurance. ENDORSEMENT

7831NY 2 For the purpose of this waiver, the following definitions apply: HOSPITAL. A facility that: 1. is located within the United States or its territories; 2. operates primarily for the inpatient care and treatment of sick and injured persons; 3. provides continuous twenty-four (24) hour a day nursing service by or under the supervision of a registered nurse (R.N.); 4. is supervised by a staff of licensed physicians; and 5. has its own medical and diagnostic facilities or has access to such facilities on a prearranged basis. IMMEDIATE FAMILY. The individual's spouse, domestic partner, child, brother, sister, parent, or grandparent. MEDICALLY NECESSARY. Consistent with Your diagnosis in accordance with accepted standards of medical practice without which Your medical condition would be adversely affected. NURSING HOME. A facility that: 1. is licensed by the appropriate governmental licensing agency as a Nursing Home in the state or territory in which it maintains such facilities; 2. issues patients, or their insurance provider, a bill or amount due; 3. is primarily engaged in providing nursing care (skilled, intermediate, or custodial) by or under the supervision of a licensed Physician and room and board accommodations; 4. provides continuous twenty-four (24) hour a day nursing services by or under the supervision of a registered nurse (R.N.); 5. maintains a daily medical record of each patient; and 6. maintains control and records of dispensed medications. PHYSICIAN. An individual who is licensed to practice medicine and treat illness or injury in the state or territory where treatment is received and who is acting within the scope of his or her license. The term Physician only refers to a Physician licensed and currently practicing in the United States or its territories. The term Physician does not include: 1. an Annuitant or Joint Annuitant; 2. an Owner or Joint Owner; 3. a Beneficiary; 4. a member of the Annuitant's, Joint Annuitant's, Owner's or Joint Owner's Immediate Family. PHYSICIAN'S STATEMENT. A written statement signed by a Physician which provides the Physician's diagnosis of Your medical condition. You will be considered confined to a Nursing Home or Hospital only if Your confinement is prescribed by a Physician and Medically Necessary.

7831NY 3 Claim Requirements. Ninety (90) days after the date You become confined, You may submit a request, which must include (1) a completed claim form, (2) Your signed release for records of all Physicians and institutions that have treated You for the medical condition You claim, and (3) a Physician's Statement to the Company's Customer Care Center in Good Order. The Company will send You a form to claim the Waiver of Withdrawal Charge for Extended Care within ten (10) Business Days of the Company's receipt of Your request. If the Company fails to send the claim form within ten (10) Business Days, You will be deemed to have complied with the above claim requirements. Claim Determination. Upon receipt of the Claim Requirements, the Company will complete an initial review for Good Order within thirty (30) Business Days. The Company reserves the right to deny Your claim if You do not satisfy the Claim Requirements. If the Company denies Your Waiver of Withdrawal Charge for Extended Care claim, the Company will send You a letter with the reason(s) for the denial. If You would like to appeal the Company's denial of Your Waiver of Withdrawal Charge for Extended Care claim, You may submit a Written Notice to the Company's Customer Care Center. If You are unable to satisfy the Claim Requirements, You will then have the opportunity to submit a standard withdrawal request, subject to any applicable Withdrawal Charge. Termination of the Contract will not prejudice any payment made under the extended care waiver that occurred while this Contract was in force. YOU MAY OWE TAX ON WITHDRAWALS FOR EXTENDED CARE. THE COMPANY ENCOURAGES YOU TO SEEK LEGAL AND/OR TAX ADVICE." This endorsement will terminate upon the termination of the Contract. Signed for the Jackson National Life Insurance Company of New York President